                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
ARTISTdirect, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of ARTISTdirect, Inc. (and its predecessor company ARTISTdirect, LLC) and subsidiaries of our report dated February 23, 2000 (except as to note 2, which is dated as of March 21, 2000), with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related statements of operations, changes in members' and stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1999, which report appears in the Prospectus of ARTISTdirect, Inc. filed with the Securities and Exchange Commission on March 29, 2000.


                                             /s/ KPMG LLP

Los Angeles, California
January 3, 2001